Exhibit 99.1

For Immediate Release	Contact: Jenny Fouracre-Petko Investor Relations (734) 930-3620

Domino’s Pizza® Announces Third Quarter 2021 Financial Results

Global retail sales growth (excluding foreign currency impact) of 8.5%

U.S. same store sales decline of 1.9%

International same store sales growth of 8.8%

Global net store growth of 323

Diluted EPS up 30.1% to $3.24

ANN ARBOR, Michigan, October 14, 2021: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world, announced results for the third quarter. Global retail sales increased 10.0% in the third quarter, or 8.5% excluding foreign currency impact. U.S. same store sales decreased 1.9% during the quarter versus the year-ago period. The international business posted strong results, with same store sales growth of 8.8% during the quarter. The third quarter marked the 111th consecutive quarter of international same store sales growth. The Company had third quarter global net store growth of 323 stores, comprised of 45 net U.S. store openings and 278 net international store openings.

Diluted EPS for the third quarter was $3.24, an increase of 30.1% over the prior year quarter.

Subsequent to the end of the third quarter of 2021, on October 12, 2021, the Company’s Board of Directors declared a $0.94 per share quarterly dividend on its outstanding common stock for shareholders of record as of December 15, 2021 to be paid on December 30, 2021.

“We are pleased with our results this quarter, with robust store and sales increases internationally, while rolling over our highest quarter of 2020 in the U.S. On a two-year basis, our U.S. same store sales were up 15.6% over the 2019 baseline, with our international same store sales up 15.0% during that time, marking significant growth in our brand,” said Ritch Allison, Domino's Chief Executive Officer. “We are proud of our franchisees who continue to focus on providing great products at a great value to our customers around the world.”

(dollars in millions, except per share data)	Third Quarter of 2021	Third Quarter of 2020	Three Fiscal Quarters of 2021	Three Fiscal Quarters of 2020
Net income	$120.4	$99.1	$354.8	$339.4
Weighted average diluted shares	37,130,209	39,791,805	38,144,509	39,724,289
Diluted EPS	$3.24	$2.49	$9.30	$8.54
Items affecting comparability (1)	—	—	0.06	—
Diluted EPS, as adjusted (1)	$3.24	$2.49	$9.36	$8.54

(1)
Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

•
Revenues increased $30.3 million, or 3.1%, in the third quarter of 2021. This increase was primarily due to higher global retail sales, resulting from international same store sales growth and global net unit growth during the trailing four quarters, resulting in higher international franchise, supply chain and U.S. franchise revenues. The decrease in U.S. same store sales in the third quarter of 2021 partially offset the increases in U.S. franchise revenues during the quarter.

•
Net Income increased $21.3 million, or 21.5%, in the third quarter of 2021. This increase was primarily driven by higher income from operations resulting from higher global franchise revenues. Net income also increased due to a lower provision for income taxes resulting from higher tax benefits from equity-based compensation from more stock option exercises in the third quarter of 2021 as compared to the third quarter of 2020.

•
Diluted EPS was $3.24 for the third quarter of 2021 versus $2.49 in the third quarter of 2020. This represents a $0.75, or 30.1%, increase over the prior year quarter. The increase in diluted EPS was driven by higher net income and a lower weighted average diluted share count resulting from the Company’s share repurchases during the trailing four quarters. Refer to the Financial Results Comparability and the Comments on Regulation G sections below for additional information.

The tables below outline certain statistical measures utilized by the Company to analyze its performance (unaudited). Refer to Comments on Regulation G below for additional details.

	Third Quarter of 2021	Third Quarter of 2020
Same store sales growth: (versus prior year period)
U.S. Company-owned stores	(8.9)%	+ 16.6%
U.S. franchise stores	(1.5)%	+ 17.5%
U.S. stores	(1.9)%	+ 17.5%
International stores (excluding foreign currency impact)	+ 8.8%	+ 6.2%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 1.1%	+ 21.3%
International stores	+ 19.6%	+ 7.7%
Total	+ 10.0%	+ 14.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 1.1%	+ 21.3%
International stores	+ 16.5%	+ 8.5%
Total	+ 8.5%	+ 14.8%

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at June 20, 2021	366	6,060	6,426	11,631	18,057
Openings	1	45	46	287	333
Closings (1)	—	(1)	(1)	(9)	(10)
Store count at September 12, 2021	367	6,104	6,471	11,909	18,380
Third quarter 2021 net store growth	1	44	45	278	323
Trailing four quarters net store growth	19	213	232	892	1,124

(1)
Temporary store closures are not treated as store closures and affected stores are included in the ending store count. Based on information reported to the Company by its master franchisees, the Company estimates that as of September 12, 2021, there were fewer than 175 international stores temporarily closed.

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in its capital structure, its effective tax rate, adoption of new accounting pronouncements, store portfolio changes, calendar timing and other factors. The Company’s recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of shares of the Company’s common stock pursuant to its share repurchase programs have historically reduced its weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between the Company’s 2021 and 2020 financial results (unaudited). Management believes that including such information is critical to an understanding of the Company’s financial results for the third quarter and three fiscal quarters of 2021 as compared to the same periods in 2020. Refer to the Comments on Regulation G section below for additional details.

	Fiscal Quarter Ended September 12, 2021			Three Fiscal Quarters Ended September 12, 2021
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2021 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(509)	$(397)	$(0.01)
Interest expense (2)	—	—	—	(309)	(241)	(0.01)
Debt issuance cost write-off (3)	—	—	—	(2,024)	(1,581)	(0.04)
Total of 2021 items	$—	$—	$—	$(2,842)	$(2,219)	$(0.06)

(1)
Represents legal, professional and administrative fees incurred in connection with the Company's April 2021 recapitalization transaction.
(2)
Represents interest expense the Company incurred on its 2017 five-year fixed rate notes and 2017 five-year floating rate notes subsequent to the closing of the Company's 2021 recapitalization transaction, but prior to the repayment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes, resulting in the payment of interest on both the 2017 five-year fixed rate notes and 2017 five-year floating rate notes and the 2021 fixed-rate notes for a short period of time.
(3)
Represents the write-off of debt issuance costs related to the extinguishment of the 2017 five-year fixed rate notes and 2017 five-year floating rate notes in connection with the Company's 2021 recapitalization transaction.

Share Repurchases

During the third quarter of 2021, the Company repurchased and retired 391,007 shares of its common stock, including 238,190 shares received at settlement of the Company’s previously announced 2021 accelerated share repurchase transaction and 152,817 shares of its common stock under its Board of Directors-approved share repurchase program for a total of approximately $79.7 million. As of September 12, 2021, the Company had a total remaining authorized amount for share repurchases of approximately $920.3 million. Subsequent to the end of the third quarter and through October 12, 2021, the Company repurchased and retired an additional 205,145 shares of common stock for a total of approximately $100.1 million.

Conference Call Information

The Company will file its Quarterly Report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2021 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 1990912. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

Liquidity

As of September 12, 2021, the Company had approximately:

•
$295.4 million of unrestricted cash and cash equivalents;
•
$5.07 billion in total debt; and
•
$157.5 million of available borrowing capacity under its 2021 variable funding notes, net of letters of credit issued of $42.5 million.

Net cash provided by operating activities was $484.6 million during the three fiscal quarters of 2021. The Company invested $50.7 million in capital expenditures during the three fiscal quarters of 2021. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $433.9 million during the three fiscal quarters of 2021 (refer to Comments on Regulation G below for additional details).

(in thousands)	Three Fiscal Quarters of 2021
Net cash provided by operating activities	$484,601
Capital expenditures	(50,652)
Free cash flow	$433,949

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods such as diluted EPS, as adjusted. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable weeks of both years. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, internally to evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 18,300 stores in over 90 markets. Domino’s had global retail sales of over $16.1 billion in 2020, with nearly $8.3 billion in the U.S. and over $7.8 billion internationally. In the third quarter of 2021, Domino’s had global retail sales of nearly $4.1 billion, with nearly $2.0 billion in the U.S. and over $2.1 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the end of the third quarter of 2021. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2020 from digital channels. In the U.S., Domino’s generated more than 70% of sales in 2020 via digital channels and has developed several innovative ordering platforms, including those for Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and more. In 2019, Domino’s announced a partnership with Nuro to further its exploration and testing of autonomous pizza delivery. In mid-2020, Domino’s launched a new way to order contactless carryout nationwide – via Domino’s Carside Delivery®, which customers can choose when placing a prepaid online order.

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Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, our ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; our ability to manage difficulties associated with or related to the COVID-19 pandemic and the effects of COVID-19 on our business and supply chain; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; changes in income tax rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer tastes, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	September 12, 2021	% of Total Revenues	September 6, 2020	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$108,416		$113,254
U.S. franchise royalties and fees	121,624		118,054
Supply chain	588,819		573,661
International franchise royalties and fees	70,553		54,602
U.S. franchise advertising	108,578		108,148
Total revenues	997,990	100.0%	967,719	100.0%
Cost of sales:
U.S. Company-owned stores	86,932		90,788
Supply chain	525,858		514,950
Total cost of sales	612,790	61.4%	605,738	62.6%
Operating margin	385,200	38.6%	361,981	37.4%
General and administrative	96,342	9.6%	91,652	9.4%
U.S. franchise advertising	108,578	10.9%	108,148	11.2%
Income from operations	180,280	18.1%	162,181	16.8%
Interest expense, net	(45,475)	(4.6)%	(38,408)	(4.0)%
Income before provision for income taxes	134,805	13.5%	123,773	12.8%
Provision for income taxes	14,403	1.4%	24,644	2.6%
Net income	$120,402	12.1%	$99,129	10.2%
Earnings per share:
Common stock – diluted	$3.24		$2.49

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
	September 12, 2021	% of Total Revenues	September 6, 2020	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$337,749		$329,820
U.S. franchise royalties and fees	372,946		335,898
Supply chain	1,760,119		1,625,502
International franchise royalties and fees	207,068		160,202
U.S. franchise advertising	336,278		309,422
Total revenues	3,014,160	100.0%	2,760,844	100.0%
Cost of sales:
U.S. Company-owned stores	260,693		258,007
Supply chain	1,571,426		1,443,608
Total cost of sales	1,832,119	60.8%	1,701,615	61.7%
Operating margin	1,182,041	39.2%	1,059,229	38.3%
General and administrative	288,043	9.6%	268,209	9.7%
U.S. franchise advertising	336,278	11.1%	309,422	11.2%
Income from operations	557,720	18.5%	481,598	17.4%
Other income	2,500	0.1%	—	0.0%
Interest expense, net	(130,684)	(4.3)%	(116,033)	(4.2)%
Income before provision for income taxes	429,536	14.3%	365,565	13.2%
Provision for income taxes	74,754	2.5%	26,166	0.9%
Net income	$354,782	11.8%	$339,399	12.3%
Earnings per share:
Common stock – diluted	$9.30		$8.54

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 12, 2021	January 3, 2021
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$295,352	$168,821
Restricted cash and cash equivalents	206,274	217,453
Accounts receivable, net	238,906	244,560
Inventories	64,563	66,683
Prepaid expenses and other	34,094	24,169
Advertising fund assets, restricted	186,807	147,698
Total current assets	1,025,996	869,384
Property, plant and equipment, net	293,375	297,364
Operating lease right-of-use assets	218,172	228,268
Investments	82,500	40,000
Other assets	144,313	132,152
Total assets	$1,764,356	$1,567,168
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$54,846	$2,855
Accounts payable	111,780	94,499
Operating lease liabilities	37,093	35,861
Advertising fund liabilities	178,539	141,175
Other accrued liabilities	214,096	196,429
Total current liabilities	596,354	470,819
Long-term liabilities:
Long-term debt, less current portion	5,014,705	4,116,018
Operating lease liabilities	193,024	202,268
Other accrued liabilities	87,786	78,468
Total long-term liabilities	5,295,515	4,396,754
Total stockholders’ deficit	(4,127,513)	(3,300,405)
Total liabilities and stockholders’ deficit	$1,764,356	$1,567,168

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
	September 12, 2021	September 6, 2020
(In thousands)
Cash flows from operating activities:
Net income	$354,782	$339,399
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,219	44,116
Loss on sale/disposal of assets	493	1,530
Amortization of debt issuance costs	5,770	3,853
Provision for deferred income taxes	4,831	3,681
Non-cash equity-based compensation expense	19,453	14,934
Excess tax benefits from equity-based compensation	(18,258)	(56,862)
Provision for losses and accounts and notes receivable	532	1,536
Unrealized gain on investments	(2,500)	—
Changes in operating assets and liabilities	20,212	(14,146)
Changes in advertising fund assets and liabilities, restricted	49,067	32,358
Net cash provided by operating activities	484,601	370,399
Cash flows from investing activities:
Capital expenditures	(50,652)	(51,163)
Purchase of investments	(40,000)	(40,000)
Other	306	94
Net cash used in investing activities	(90,346)	(91,069)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,850,000	158,000
Repayments of long-term debt and finance lease obligations	(896,193)	(190,843)
Proceeds from exercise of stock options	15,948	26,526
Purchases of common stock	(1,104,687)	(79,590)
Tax payments for restricted stock upon vesting	(6,817)	(6,584)
Payments of common stock dividends and equivalents	(71,218)	(61,093)
Cash paid for financing costs	(14,938)	—
Other	(244)	—
Net cash used in financing activities	(228,149)	(153,584)
Effect of exchange rate changes on cash	58	243
Change in cash and cash equivalents, restricted cash and cash equivalents	166,164	125,989

Cash and cash equivalents, beginning of period	168,821	190,615
Restricted cash and cash equivalents, beginning of period	217,453	209,269
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	115,872	84,040
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	502,146	483,924

Cash and cash equivalents, end of period	295,352	330,719
Restricted cash and cash equivalents, end of period	206,274	160,330
Cash and cash equivalents included in advertising fund assets, restricted, end of period	166,684	118,864
Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$668,310	$609,913

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